Exhibit 4(e)


                       AGREEMENT AS TO EXPENSES AND LIABILITIES

                    AGREEMENT dated as of             , 1995, between
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          Minnesota Power & Light Company, a Minnesota corporation
          ("Minnesota Power"), and MP&L Capital I, a Delaware business trust (the "Trust").

                    WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive Debentures
          from Minnesota Power and to issue its    % Quarterly Income
                                                ---
          Preferred Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the
          Trust dated as of            , 1996  as the same may be amended
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          from time to time (the "Trust Agreement");

                    WHEREAS, Minnesota Power is the issuer of the Debentures;

                    NOW, THEREFORE, in consideration of the acceptance by each holder of the Preferred Securities, which acceptance Minnesota Power hereby agrees shall benefit Minnesota Power and which acceptance Minnesota Power acknowledges will be made in reliance upon the execution and delivery of this Agreement, Minnesota Power, including in its capacity as holder of the Common Securities, and the Trust hereby agree as follows:


                                      ARTICLE I

                    Section 1.01.  Assumption by Minnesota Power.  Subject
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          to the terms and conditions hereof, Minnesota Power hereby irrevocably and unconditionally assumes the full payment, when and as due, of any and all Obligations (as hereinafter defined) to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries"). As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than (i) obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be and (ii) obligations arising out of the negligence, willful misconduct or bad faith of the Trustees of the Trust. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

                    Section 1.02.  Term of Agreement.  This Agreement shall
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          terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by Minnesota Power and The Bank of New York, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

                    Section 1.03.  Waiver of Notice.  Minnesota Power
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          hereby waives notice of acceptance of this Agreement and of any
          Obligation to which it applies or may apply, and Minnesota Power hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                    Section 1.04.  No Impairment.  The obligations,
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          covenants, agreements and duties of Minnesota Power under this
          Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                    (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                    (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                    (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

          There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Minnesota Power with respect to the happening of any of the foregoing.

                    Section 1.05.  Enforcement.  A Beneficiary may enforce
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          this Agreement directly against Minnesota Power and Minnesota
          Power waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Minnesota Power.


                                      ARTICLE II

                    Section 2.01.  Binding Effect.  All guarantees and
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          agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Minnesota Power and shall inure to the benefit of the Beneficiaries.

                    Section 2.02.  Amendment.  So long as there remains any
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          Beneficiary or any Preferred Securities of any series are
          outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

                    Section 2.03.  Notices.  Any notice, request or other
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          communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex), to wit:

                         MP&L Capital I
                         c/o  [Trustee]

                           Facsimile No.:
                           Attention:

                         Minnesota Power & Light Company
                         30 West Superior Street
                         Duluth, Minnesota  55802

                           Facsimile No.:
                           Attention:

                    Section 2.04 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS
          PRINCIPLES).

                    THIS AGREEMENT is executed as of the day and year first above written.

                                        MINNESOTA POWER & LIGHT COMPANY


                                        By:
                                           ----------------------------
                                           Name:
                                           Title:


                                        MP&L CAPITAL I

                                        By:
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                                           not in his individual capacity,
                                           but solely as Administrative
                                           Trustee